Remark Enterprises Inc. Tax ID 26-3213475

ROSS MILLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Incorporation

(PURSUANT TO NRS 78)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation:	REMARK ENTERPRISES INC.
2. Resident Agent Name and Street Address: (must be a Nevada address where process may be served)	ISL, INC. Name 10 BODIE DRIVE / CARSON CITY / Nevada / 89706 (MANDATORY) Physical Street Address / City / Zip Code (OPTIONAL) Mailing Address / City / State / Zip Code
3. Shares: (number of shares corporation is authorized to issue)	Number of shares with par value: ____ Par value per share: $ ____ Number of shares without par value: 200
4. Names & Addresses of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than 3 directors/trustees)	1. KURT KRAMER Name 1 LINDEN PLACE / GREAT NECK / NY / 10021 Street Address / City / State / Zip Code 2. ____ Name Street Address / City / State / Zip Code 3. ____ Name Street Address / City / State / Zip Code
5. Purpose: (optional - see instructions)	The purpose of this Corporation shall be:
6. Name, Address and Signature of Incorporator: (attach additional page if more than 1 incorporator)	LAWRENCE A. KIRSCH Name X Lawrence A. Kirsch Signature 90 STATE STREET, SUITE 815 / ALBANY / NY / 12207 Address / City / State / Zip Code
7. Certificate of Acceptance of Appointment of Resident Agent:	I hereby accept appointment as Resident Agent for the above named corporation. X [signature], ASST. SEC. OCT. 31, 2007 Authorized Signature of R. A. or On Behalf of R. A. Company Date

This form must be accompanied by appropriate fees.